Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 23, 2022
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - February 23, 2022: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2021.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2021	2020	Change	2021	2020	Change
Gross premiums written	$268,890	$316,210	(15.0)%	$1,329,445	$1,456,863	(8.7)%
Gross premiums earned	$341,886	$364,231	(6.1)%	$1,408,443	$1,406,980	0.1%
Net premiums earned	$145,081	$199,844	(27.4)%	$589,761	$765,663	(23.0)%
Total revenues	$154,544	$241,222	(35.9)%	$634,527	$846,656	(25.1)%
Earnings before income tax	$(6,202)	$(45,228)	86.3%	$(83,857)	$(132,103)	36.5%
Net loss attributable to UIHC	$(2,316)	$(33,933)	93.2%	$(57,919)	$(96,454)	40.0%
Net loss available to UIHC common stockholders per diluted share	$(0.05)	$(0.79)	93.7%	$(1.35)	$(2.25)	40.0%

Reconciliation of net loss to core income loss:
Plus: Non-cash amortization of intangible assets	$811	$1,043	(22.2)%	$3,555	$4,267	(16.7)%
Less: Net realized gains (losses) on investment portfolio	$(2,349)	$41,732	NM	$3,567	$66,691	(94.7)%
Less: Unrealized gains (losses) on equity securities	$1,528	$(10,106)	NM	$3,237	$(27,562)	NM
Less: Net tax impact (1)	$343	$(6,422)	NM	$(682)	$(7,321)	90.7%
Core loss (2)	$(1,027)	$(58,094)	98.2%	$(60,486)	$(123,995)	51.2%
Core loss per diluted share (2)	$(0.02)	$(1.35)	98.5%	$(1.41)	$(2.89)	51.2%

Book value per share				$7.20	$9.19	(21.7)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core loss measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core income (loss), and core income (loss) per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"Results in the fourth quarter demonstrate our continuing transition year, being the second consecutive quarter over quarter and year over year improvement in operating results," said Dan Peed, CEO of UPC Insurance. "In the second half of 2021, we continued to see escalating rate increases compound and begin to earn their way through our portfolio. Our commercial lines portfolio is performing well and growing strongly. The Personal Lines portfolio footprint and exposure levels are shrinking quickly, including active exposure management and risk selection, as well as the sale of renewal rights in Georgia, North Carolina and South Carolina. With these strategic changes, we are nearing our targeted goal of an even balance of Commercial and Personal lines business, well ahead of our

Exhibit 99.1
three year timeline. Going forward, we plan to continue our focus on underwriting execution including rate increases, risk selection and exposure management, all expected to drive a return to underwriting profitability in 2022 and target returns on equity in 2023."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss attributable to UIHC	$(2,316)	$(33,933)	$(57,919)	$(96,454)
Return on equity based on GAAP net loss attributable to UIHC (1)	(2.7)%	(28.4)%	(16.9)%	(20.2)%

Core loss	$(1,027)	$(58,094)	$(60,486)	$(123,995)
Core return on equity (1)(2)	(1.2)%	(48.7)%	(17.6)%	(26.0)%
(1) Return on equity for the three months and year ended December 31, 2021 and 2020 is calculated on an annualized basis by dividing the net loss or core loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2021	2020	Change		2021	2020	Change
Loss ratio, net(1)	58.9%	92.6%	(33.7)	pts	71.6%	79.4%	(7.8)	pts
Expense ratio, net(2)	50.2%	49.5%	0.7	pts	48.7%	47.1%	1.6	pts
Combined ratio (CR)(3)	109.1%	142.1%	(33.0)	pts	120.3%	126.5%	(6.2)	pts
Effect of current year catastrophe losses on CR	8.6%	53.9%	(45.3)	pts	19.3%	38.5%	(19.2)	pts
Effect of prior year unfavorable (favorable) development on CR	(2.4)%	(0.3)%	(2.1)	pts	4.7%	(0.9)%	5.6	pts
Underlying combined ratio(4)	102.9%	88.5%	14.4	pts	96.3%	88.9%	7.4	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the fourth quarter of 2021 was $2.3 million, or $0.05 per diluted share, compared to $33.9 million, or $0.79 per diluted share, for the fourth quarter of 2020. The decrease in net loss was primarily driven by a decrease in loss and LAE expense for the quarter. This was driven by the Company's decision to lower the retention related to its Core Catastrophe reinsurance program for the 2021-2022 hurricane season coupled with a lower frequency of catastrophic weather activity when compared to the fourth quarter of 2020 and an increase in ceded losses to the Company's quota share reinsurance program. This was partially offset by a decrease in revenue, driven by decreased gross written premiums as described below. In addition, the Company experienced increased ceded premium earned as a result of the changes to the Company's quota share reinsurance agreements described below, as well as a decrease in realized investment gains in 2021.

The Company's total gross written premium decreased by $47.3 million, or 15.0%, to $268.9 million for the fourth quarter of 2021, from $316.2 million for the fourth quarter of 2020. This decrease was driven primarily by a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company at the end of 2020 and throughout 2021, as well as the transition of the Northeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the fourth quarter of 2021. In addition, the Company experienced a decrease in assumed premiums due to the termination of a contract which included commercial property business assumed from unaffiliated insurers. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2021	2020	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$190,220	$181,115	$9,105	5.0%
Gulf	41,983	57,461	(15,478)	(26.9)
Northeast	19,741	43,699	(23,958)	(54.8)
Southeast	16,834	27,587	(10,753)	(39.0)
Total direct written premium by region	268,778	309,862	(41,084)	(13.3)
Assumed premium (2)	112	6,348	(6,236)	(98.2)
Total gross written premium by region	$268,890	$316,210	$(47,320)	(15.0)%

Gross Written Premium by Line of Business
Personal property	$175,058	$228,940	$(53,882)	(23.5)%
Commercial property	93,832	87,270	6,562	7.5%
Total gross written premium by line of business	$268,890	$316,210	$(47,320)	(15.0)%
(1) "Gulf" is comprised of Louisiana and Texas in 2021 and Hawaii, Louisiana, and Texas in 2020; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. As of December 1, 2021, the Company is no longer writing in Connecticut or Rhode Island as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2021 and 2020 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $99.6 million, or 53.8%, to $85.5 million for the fourth quarter of 2021, from $185.1 million for the fourth quarter of 2020. Loss and LAE expense as a percentage of net earned premiums decreased 33.7 points to 58.9% for the fourth quarter of 2021, compared to 92.6% for the fourth quarter of 2020. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2021 would have been 22.4%, an increase of 0.9 points from 21.5% during the fourth quarter of 2020.

Policy acquisition costs decreased by $21.3 million, or 32.4%, to $44.5 million for the fourth quarter of 2021, from $65.8 million for the fourth quarter of 2020 primarily due to an increase in ceding commission income related to the Company's quota share reinsurance agreements. In addition, there was a decrease in expenses incurred, such as premium taxes and agent commission expenses, which fluctuate in conjunction with the quarter over quarter decrease in written premium. This was partially offset by increased external management fees incurred during the fourth quarter of 2021 as a result of an increased volume of commercial written premium.

Exhibit 99.1
Operating and underwriting expenses remained relatively flat, decreasing by $0.6 million, or 4.1%, to $14.1 million for the fourth quarter of 2021, from $14.7 million for the fourth quarter of 2020

General and administrative expenses decreased by $4.1 million, or 22.3%, to $14.3 million for the fourth quarter of 2021, from $18.4 million for the fourth quarter of 2020, primarily due to an increase in the allocation of claims adjuster payroll related costs to loss & LAE from general and administrative expenses in 2021. In addition, the Company experienced a decrease in consulting expenses and decreased amortization expense related to certain intangible assets which were fully amortized during 2021.

Year to Date Financial Results
Net loss attributable to the Company for the year ended December 31, 2021 was $57.9 million, or $1.35 per diluted share, compared to $96.5 million, or $2.25 per diluted share, for the year ended December 31, 2020. The decrease in net losses was primarily driven by a decrease in loss and LAE expense for the year. This was driven by the Company's decision to lower the retention related to its Core Catastrophe reinsurance program for the 2021-2022 hurricane season coupled with a lower frequency of catastrophic weather activity when compared to 2020 and an increase in ceded losses to the Company's quota share reinsurance program. This was partially offset by a decrease in revenue, driven by decreased gross written premiums as described below. In addition, the Company experienced increased ceded premium earned as a result of the changes to the Company's quota share reinsurance agreements described below, as well as a decrease in realized investment gains in 2021.

The Company's total gross written premium decreased by $127.4 million, or 8.7%, to $1.3 billion for the year ended December 31, 2021 from $1.5 billion for the year ended December 31, 2020, driven primarily by a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company at the end of 2020 and throughout 2021. In addition, the Company experienced a decrease in assumed premiums due to the termination of a contract which included commercial property business assumed from unaffiliated insurers. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Year Ended December 31,
	2021	2020	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$852,711	$829,777	$22,934	2.8%
Gulf	225,013	258,064	(33,051)	(12.8)
Northeast	158,217	197,556	(39,339)	(19.9)
Southeast	93,188	126,161	(32,973)	(26.1)
Total direct written premium by region	1,329,129	1,411,558	(82,429)	(5.8)%
Assumed premium (2)	316	45,305	(44,989)	(99.3)
Total gross written premium by region	$1,329,445	$1,456,863	$(127,418)	(8.7)%

Gross Written Premium by Line of Business
Personal property	$907,207	$1,063,599	$(156,392)	(14.7)%
Commercial property	422,238	393,264	28,974	7.4
Total gross written premium by line of business	$1,329,445	$1,456,863	$(127,418)	(8.7)%
(1) "Gulf" is comprised of Louisiana and Texas in 2021 and Hawaii, Louisiana, and Texas in 2020; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. As of December 1, 2021, the Company is no longer writing in Connecticut or Rhode Island as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2021 and 2020 primarily included commercial property business assumed from unaffiliated insurers.

Exhibit 99.1
Loss and LAE decreased by $186.2 million, or 30.6%, to $422.1 million for the year ended December 31, 2021, from $608.3 million for the year ended December 31, 2020. Loss and LAE expense as a percentage of net earned premiums decreased 7.8 points to 71.6% for the year ended December 31, 2021, compared to 79.4% for the year ended December 31, 2020. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year would have been 19.9%, a decrease of 2.9 points from 22.8% during the year ended December 31, 2020.

Policy acquisition costs decreased by $62.4 million, or 26.4%, to $173.6 million for the year ended December 31, 2021, from $236.0 million for the year ended December 31, 2020. The primary driver of the decrease in expense was an increase in ceding commission income related to the Company's quota share reinsurance agreements. In addition, there was a decrease in expenses incurred, such as premium taxes and agent commission expenses, which fluctuate in conjunction with the year over year decrease in written premium. This was partially offset by increased external management fees incurred during 2021 as the result of an increased volume of commercial written premium year over year.

Operating and underwriting expenses increased by $3.4 million, or 6.4%, to $56.3 million for the year ended December 31, 2021, from $52.9 million for the year ended December 31, 2020, primarily due to increased expenses related to the Company's investment in technology. This was partially offset by decreased agent incentive costs in 2021 as the Company has discontinued its agent incentive program. The Company also experienced decreases in travel expenses due to lack of company travel during 2021 as a result of the continued effects of the coronavirus pandemic and decreases in office overhead expenses in 2021 driven by the Company's shift to a remote work environment for the year.

General and administrative expenses decreased by $14.9 million, or 20.7%, to $57.2 million for the year ended December 31, 2021, from $72.1 million for the year ended December 31, 2020, primarily due to an increase in the allocation of claims adjustment payroll related costs to loss & LAE from general and administrative expenses in 2021. In addition, in 2020 the Company incurred expenses related to the discontinuation of plans to build new headquarters, an expense which is non-recurring in 2021.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2021	2020	Change		2021	2020	Change
Loss and LAE	$85,520	$185,134	$(99,614)		$422,134	$608,316	$(186,182)
% of Gross earned premiums	25.0%	50.8%	(25.8)	pts	30.0%	43.2%	(13.2)	pts
% of Net earned premiums	58.9%	92.6%	(33.7)	pts	71.6%	79.4%	(7.8)	pts
Less:
Current year catastrophe losses	$12,515	$107,618	$(95,103)		$113,740	$294,537	$(180,797)
Prior year reserve unfavorable (favorable) development	(3,488)	(621)	(2,867)		27,856	(6,786)	34,642
Underlying loss and LAE (1)	$76,493	$78,137	$(1,644)		$280,538	$320,565	$(40,027)
% of Gross earned premiums	22.4%	21.5%	0.9	pts	19.9%	22.8%	(2.9)	pts
% of Net earned premiums	52.7%	39.1%	13.6	pts	47.6%	41.8%	5.8	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2021	2020	Change		2021	2020	Change
Policy acquisition costs	$44,501	$65,819	$(21,318)		$173,574	$236,002	$(62,428)
Operating and underwriting	14,124	14,712	(588)		56,257	52,876	3,381
General and administrative	14,278	18,411	(4,133)		57,212	72,057	(14,845)
Total Operating Expenses	$72,903	$98,942	$(26,039)		$287,043	$360,935	$(73,892)
% of Gross earned premiums	21.3%	27.2%	(5.9)	pts	20.4%	25.7%	(5.3)	pts
% of Net earned premiums	50.2%	49.5%	0.7	pts	48.7%	47.1%	1.6	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2021 and 2020 were as follows:

	2021	2020
Non-at-Risk	(2.2)%	(3.0)%
Quota Share	(23.2)%	(13.6)%
All Other	(32.2)%	(28.5)%
Total Ceding Ratio	(57.6)%	(45.1)%

The increase in this ratio was driven by multiple modifications made to the Company's existing quota share agreements effective December 31, 2020 and June 1, 2021. These modifications include extending coverage to include American Coastal Insurance Company on the 15% quota share agreement in place that previously provided coverage to Family Security Insurance Company, Inc. and United Property & Casualty Insurance Company, as well as increasing the cession percentage by 8%. In addition, the Company entered into a quota share agreement with HCPCI effective December 31, 2020 through May 31, 2021, which provided 69.5% reinsurance coverage on in-force, new and renewal policies in Connecticut, Massachusetts, New Jersey, and Rhode Island.

Effective June 1, 2021, the Company entered into a new quota share reinsurance agreement with HCPCI and TypTap Insurance Company (TypTap), which provides 100% reinsurance coverage on in-force, new and renewal policies in Connecticut, Massachusetts, New Jersey, and Rhode Island. The cession of these policies is 50% to HCPCI and 50% to TypTap. Finally, the Company's 7.5% quota share agreement effective in 2020 expired on May 31, 2021 and was not renewed.

In addition to the changes in the Company's quota share agreements, the Company also reduced the retention amounts related to their catastrophe excess of loss reinsurance program for the 2021-2022 season, resulting in higher ceded premiums year over year but less risk if the named storm season would have been as active as the 2020-2021 season. Combined with increased costs associated with the all other perils catastrophe agreement, these modifications have resulted in increases to the Company's ceding ratio quarter over quarter.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $1.3 billion at December 31, 2020 to $1.0 billion at December 31, 2021. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 92.2% of total investments at December 31, 2021, compared to 94.5% at December 31, 2020. At December 31, 2021, the Company's fixed maturity investments had a modified duration of 4.0 years, compared to 4.1 years at December 31, 2020.

Exhibit 99.1
At December 31, 2021, the Company's fixed maturity investment holdings decreased by $276,409,000, or 29.4% from December 31, 2020, in order to satisfy the Company's liquidity requirements during the fourth quarter of 2021.

Book Value Analysis

Book value per common share decreased 21.7% from $9.19 at December 31, 2020, to $7.20 at December 31, 2021. Underlying book value per common share decreased 18.0% from $8.96 at December 31, 2020 to $7.35 at December 31, 2021. A decrease in the Company's retained earnings as the result of a net loss in 2021 drove the decrease in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable market conditions for the twelve months ended December 31, 2021.

($ in thousands, except for share and per share data)	December 31, 2021	December 31, 2020

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$312,406	$395,753
Denominator:
Total Shares Outstanding	43,370,442	43,075,877
Book Value Per Common Share	$7.20	$9.19

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$312,406	$395,753
Less: Accumulated other comprehensive income (loss)	(6,531)	9,693
Stockholders' Equity, excluding AOCI	$318,937	$386,060
Denominator:
Total Shares Outstanding	43,370,442	43,075,877
Underlying Book Value Per Common Share(1)	$7.35	$8.96
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by

Exhibit 99.1
excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    February 23, 2022 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1528687&tp_key=4ec2c1e19f

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Florida, Louisiana, New York, and Texas. The Company also writes policies in Georgia, South Carolina, North Carolina, and Massachusetts where renewal rights have been sold and all premiums and losses are ceded. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Barclay		Karin Daly
Deputy CFO		Vice President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUE:
Gross premiums written	$268,890	$316,210	$1,329,445	$1,456,863
Change in gross unearned premiums	72,996	48,021	78,998	(49,883)
Gross premiums earned	341,886	364,231	1,408,443	1,406,980
Ceded premiums earned	(196,805)	(164,387)	(818,682)	(641,317)
Net premiums earned	145,081	199,844	589,761	765,663
Net investment income	3,035	5,291	13,772	24,125
Net realized investment gains (losses)	(2,349)	41,732	3,567	66,691
Net unrealized gains (losses) on equity securities	1,528	(10,106)	3,237	(27,562)
Other revenue	7,249	4,461	24,190	17,739
Total revenues	$154,544	$241,222	$634,527	$846,656
EXPENSES:
Losses and loss adjustment expenses	85,520	185,134	422,134	608,316
Policy acquisition costs	44,501	65,819	173,574	236,002
Operating expenses	14,124	14,712	56,257	52,876
General and administrative expenses	14,278	18,411	57,212	72,057
Interest expense	2,381	2,388	9,391	9,582
Total expenses	160,804	286,464	718,568	978,833
Loss before other income	(6,260)	(45,242)	(84,041)	(132,177)
Other income	58	14	184	74
Loss before income taxes	(6,202)	(45,228)	(83,857)	(132,103)
Benefit for income taxes	(3,333)	(11,672)	(23,989)	(36,605)
Net Loss	$(2,869)	$(33,556)	$(59,868)	$(95,498)
Less: Net income (loss) attributable to noncontrolling interests	(553)	377	(1,949)	956
Net Loss attributable to UIHC	$(2,316)	$(33,933)	$(57,919)	$(96,454)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized gains (losses) on investments	(7,171)	12,620	(18,267)	64,726
Reclassification adjustment for net realized investment losses (gains)	2,349	(41,732)	(3,567)	(66,691)
Income tax benefit related to items of other comprehensive loss	1,156	7,084	5,264	502
Total comprehensive loss	$(6,535)	$(55,584)	$(76,438)	$(96,961)
Less: Comprehensive income (loss) attributable to noncontrolling interests	(694)	388	(2,295)	1,119
Comprehensive loss attributable to UIHC	$(5,841)	$(55,972)	$(74,143)	$(98,080)

Weighted average shares outstanding
Basic	42,973,753	42,896,339	42,948,850	42,864,166
Diluted	42,973,753	42,896,339	42,948,850	42,864,166

Earnings available to UIHC common stockholders per share
Basic	$(0.05)	$(0.79)	$(1.35)	$(2.25)
Diluted	$(0.05)	$(0.79)	$(1.35)	$(2.25)

Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2021	December 31, 2020
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$663,602	$940,011
Equity securities	37,958	7,445
Other investments	18,006	47,595
Total investments	$719,566	$995,051
Cash and cash equivalents	212,024	239,420
Restricted cash	33,254	62,078
Accrued investment income	3,296	4,680
Property and equipment, net	31,561	34,187
Premiums receivable, net	79,166	87,339
Reinsurance recoverable on paid and unpaid losses	997,120	821,156
Ceded unearned premiums	430,631	384,588
Goodwill	73,045	73,045
Deferred policy acquisition costs	38,520	74,414
Intangible assets, net	18,375	21,930
Other assets	62,015	51,053
Total Assets	$2,698,573	$2,848,941
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,084,450	$1,089,966
Unearned premiums	644,940	723,938
Reinsurance payable on premiums	248,625	241,636
Payments outstanding	114,524	77,912
Accounts payable and accrued expenses	76,258	91,173
Operating lease liability	1,934	2,311
Other liabilities	39,324	46,365
Notes payable, net	156,561	158,041
Total Liabilities	$2,366,616	$2,431,342
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,360,429 and 43,250,731 issued, respectively; 43,370,442 and 43,075,877 outstanding, respectively	4	4
Additional paid-in capital	394,268	393,122
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	(6,531)	9,693
Retained earnings (deficit)	(74,904)	(6,635)
Total stockholders' equity attributable to UIHC stockholders	$312,406	$395,753
Noncontrolling interests	19,551	21,846
Total Stockholders' Equity	$331,957	$417,599
Total Liabilities and Stockholders' Equity	$2,698,573	$2,848,941